Exhibit 10.13

CONTRACT FOR SERVICES

This Contract for Services (“Contract”) is made between Larry F. Altenbaumer (“Contractor”) and Illinois Power Co., an Illinois Corporation (the “Company”), and is executed this 27 th day of January, 2004. This Contract is effective April 1, 2004 (the “Effective Date”).

1.    Term of Agreement. The term of this Contract shall commence on the Effective Date and end on March 31, 2005 (the “Termination Date”). Either party may terminate this Contract prior to the Termination Date, subject to the conditions specified in Section 6 below.

2.    Duties of Contractor. Contractor will provide consulting services to the Company on an as-needed basis to be determined by the Company. Contractor shall not have an office at the Company’s corporate offices in Decatur, Illinois, but shall have access to a guest office when his presence at that location is necessary. Contractor will report directly to R. Blake Young (“Young”), Executive Vice President, Administration and Technology, of the Company’s Parent, Dynegy Inc. (“Dynegy”), and will receive assignments from Young or any employee of the Company or Dynegy designated by Young. Contractor’s primary focus will be to actively assist Dynegy, at Dynegy’s direction and request, in any reasonable manner possible in meeting Dynegy’s business objectives with respect to the disposition, retention, or restructuring of the Company, including, but not limited to, lobbying on behalf of the Company or Dynegy with entities responsible for making public policy and advocating Dynegy’s business objectives in the community and in the political arena. Contractor shall observe and comply with all lawful and reasonable directions and instructions by and on the part of Dynegy’s management, endeavor to promote the interests of Dynegy, and do nothing that may cause or be likely to cause any loss or damage to Dynegy in business, reputation or otherwise. When performing services under this Contract, Contractor shall abide by all provisions of Dynegy’s Code of Business Conduct and Ethics (the “Code”), as may be amended from time to time, which is incorporated herein by reference and attached hereto as Exhibit A. Dynegy will provide Contractor with any new versions of the Code that may be adopted during the term of this Contract. Contractor’s failure to achieve any specified result in the performance of services under this contract does not constitute a breach of this Agreement or release the Company from its obligation to make the payments required hereunder. In connection with the performance of services under this Contract, Contractor shall be indemnified on the terms provided in Section 5 of Contractor’s employment agreement with Dynegy, Inc., effective December 20, 1999, which Section 5 is hereby incorporated by reference.

3.    Compensation. The Company shall pay Contractor, on March 31, 2005, $357,500.00, for services rendered under the Contract and to assist with outplacement after the Termination Date.

4.    Consulting Relationship and Taxation. Contractor is an independent contractor and, as a result, the Company will not withhold any monies from Contractor’s compensation for the purposes of any United States’ or other country’s federal or state taxing authority. Contractor is solely responsible for any tax liability in whatever country or nation arising from the compensation the Company pays Contractor under the terms of this Contract. Contractor agrees that, in the event it is determined by some taxing authority that the payments under this Contract are subject to any United States or foreign tax liability, he shall be fully responsible for said liability and hereby agrees to fully indemnify and hold the Company harmless for any amounts determined to be due and owing by Contractor, including any fines, interest or penalties.

5.    Expenses. The Company agrees to reimburse Contractor for all reasonable and customary travel and other expenses related to the performance of his duties under the Contract.

6.    Termination of the Contract. Between the Effective Date and the Termination Date, either the Company or Contractor may terminate this Contract with thirty (30) days written notice to the other party. If the Company terminates the Contract under this Section 6, Contractor will be entitled to a payment of all monies owed to Contractor as if the term of the Contract had been completed. Such compensation will be paid to Contractor in one lump sum on the date set forth in Section 3. If Contractor terminates the Contract under this Section 6, Contractor will not be entitled to any further compensation except that which was earned prior to the date of the written notice of termination. The amount earned will be calculated by taking the amount set forth in Section 3, dividing that amount by 52 weeks, and multiplying that amount by the number of weeks Contractor provided services under the Contract up to the date of written notice of termination. Such compensation will be paid to Contractor in one lump sum on the 15 th day of the month following the expiration of the thirty (30) day notice period; provided, however, that Contractor may, by written notice to the Company, elect to defer payment of such compensation to March 31, 2005. In the event of Contractor’s death or disability that precludes further performance under the Contract, this Contract shall be deemed to have been terminated by Contractor as of the date of death or disability and governed by the language of this Section 6.

7.    Contractor’s Confidentiality Agreement. Contractor acknowledges that the Company has established a valuable and extensive trade in the services it provides, which has been developed at considerable expense to the Company. Contractor agrees that, by virtue of this Contract, Contractor will have access to certain information and knowledge of the business and operations of the Company and Dynegy that are confidential and proprietary in nature.

Contractor agrees that he will not at any time during the term of the Contract, or thereafter, disclose to others, use, copy or permit to be copied any secret or confidential information of the Company (whether or not developed by Contractor) without the prior written consent of Young. The term “secret or confidential information of the Company” (sometimes referred to herein as “Confidential Information”) shall include, without limitation, the Company’s (and Dynegy’s) plans; strategies; potential acquisitions; costs; prices; systems for buying, selling, and/or trading natural gas, natural gas liquids, crude

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oil, coal, electricity, bandwidth and communications services; client lists; pricing policies; financial information; the names of and pertinent information regarding suppliers; computer programs; policy or procedure manuals; training and recruiting procedures; accounting procedures; the status and content of the Company’s contracts with its suppliers or clients; or servicing methods and techniques at any time used, developed, or investigated by the Company or Dynegy; before or during the term of the Contract, to the extent any of the foregoing are (i) not generally available to the public and (ii) maintained as confidential by the Company or Dynegy. Contractor further agrees to maintain in confidence any confidential information of third parties received as a result of this Contract.

Contractor further agrees that any materials and/or information developed by him for the Company’s or Dynegy’s use during the term of this Contract are the sole and exclusive property of the Company or Dynegy. Any materials or information that are the property of the Company or Dynegy shall be returned to the Company or Dynegy immediately upon termination of this Contract or upon oral or written request. Contractor further agrees that any use of said materials or information subsequent to termination of this Contract or a request of return shall constitute a violation of this Contract. Contractor agrees that, upon termination of this Contract, he shall promptly return any and all documents containing the above information, knowledge or data, or relating thereto, to the Company. Contractor acknowledges that the Confidential Information is created at substantial cost and expense to the Company and Dynegy and that unauthorized use or disclosure would cause irreparable injury to the Company and Dynegy.

8.    Agreement Not to Compete or Seek Conflicting Employment. During the term of this Contract, Contractor shall not provide his services, whether by employment or consulting arrangement, to any federal, state or local governmental entity, or any utility, natural gas provider, or electric generation company doing business in the State of Illinois, without the prior written permission of Young. Should Contractor fail to seek and obtain such permission prior to the commencement of such services, then, notwithstanding Section 6 of this Contract, this Contract shall be immediately terminated and all compensation set forth in Section 3 of this Contract shall be forfeited. Should such permission be granted, Contractor shall be deemed to have terminated the Contract pursuant to Section 6 of this Contract as of the date permission is granted, which date shall serve as the date of written notice of termination.

9.    Agreement Not to Solicit or Recruit Employees of the Company. During the term of this Contract and for 12 months thereafter, Contractor agrees to refrain from soliciting, recruiting, encouraging, or initiating contact with any of the Company’s employees in any way for the purpose of offering them employment, either as an employee or as a contractor or adviser, with Contractor, directly or indirectly, for himself or with or for others. During the term of this Contract and for 12 months thereafter, Contractor further agrees to refrain from authorizing, directing, or advising any third persons or entities to solicit, recruit, encourage, or initiate contact with any of the Company’s employees in any way for the purpose of offering them employment, either as an employee or as a contractor or adviser, with Contractor, directly or indirectly, for himself or with or for others.

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10.    Cessation of Business. Notwithstanding any provisions in this Contract to the contrary, in the event that the Company shall cease operating its business, then this Contract shall terminate as of the last day of the month in which the Company ceases operations, with the same force and effect as if such last day of the month originally was set as the Termination Date. A merger, acquisition, sale, or similar corporate restructuring under which the principal business of the Company is continued shall not be considered cessation of the business of the Company.

11.    Dispute Resolution. Contractor hereby agrees that any dispute relating to this Contract or to the breach of this Contract arising between Contractor and the Company shall be first submitted to mediation before a mediator mutually selected and agreed upon by the parties. The mediation shall take place in Decatur, Illinois. Any settlement resolving such a dispute, at mediation or otherwise, shall be final and binding upon the parties. Should a dispute related to the Contract fail to resolve at mediation, the parties will submit the matter to arbitration in accordance with the arbitration rules of the American Arbitration Association. The arbitration proceeding, including the rendering of an award, shall take place in Decatur, Illinois. All fees and expenses associated with the arbitration shall be allocated by the arbitrator(s). The award of the arbitrator shall be final and binding upon the parties without appeal or review except as permitted by the Federal Arbitration Act.

12.    Waiver of Breach of Agreement. If either party waives a breach of this Contract by the other party, that waiver will not operate or be construed as a waiver of any other or subsequent breaches.

13.    Waiver of Implied Warranties and Representations. The terms, conditions, representations, warranties, covenants and provisions applicable to this Contract are set forth expressly and completely in this Contract. The parties hereby waive, disclaim and negate for all purposes (i) any other term, condition, representation, warranty, covenant and/or provision of any kind hereunder , whether implied, statutory, or other; and (ii) any right of quantum meruit in connection with any work or service provided hereunder or contemplated hereby.

14.    Notice. Any notice given by the Company to Contractor under this Contract shall be sufficient if in writing and either (1) hand delivered to Contractor, or (2) mailed, return receipt requested, to Contractor’s last address on the records of the Company. Any notice given by Contractor to the Company under this Contract shall be sufficient if in writing and either (1) hand delivered to Young, or (2) mailed, return receipt requested, to Young as follows:

R. Blake Young
Executive Vice President,
Administration and Technology,
Dynegy Inc.
1000 Louisiana, Suite 5800
Houston, TX 77002

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15.    Assignment. This Contract is assignable by either party only with the express written consent of the other party.

16.    Severability. Any provisions of this Contract prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted from this Contract without affecting any other provision of this Contract or the effectiveness of such provision in any jurisdiction in which it is not prohibited or unenforceable. It is the desire of the parties hereto that this Contract be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable, the parties hereby agree and consent that such provision shall be reformed to make it a valid and enforceable provision to the maximum extent permitted by applicable law.

17.    Survival of Provisions. The provisions of Sections 7, and 11 through 19, inclusive, of this Contract shall survive termination of this agreement and shall be enforceable by the Company and the Contractor for a period of two years after such termination, regardless of the circumstances of such termination, except that the provisions of Section 7 shall survive forever and the provisions of Section 9 shall survive according to Section 9’s terms.

18.    Choice of Law and Forum. This Contract shall be construed and governed by the laws of the State of Illinois. Any and all matters of dispute arising out of, or in any way connected with, this Contract or the relationship between Contractor and the Company, except arbitration matters governed by Section 11 above, shall be subject to determination only by the Courts of and for Decatur, Illinois. Contractor and the Company hereby consent and submit to the exclusive jurisdiction of the Courts of and for Decatur, Illinois.

19.    Entire Agreement and Amendment. This Contract supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the Company’s retention of Contractor. This Contract contains the entire agreement of the parties with respect to the subject matter covered hereby and may be amended, waived or terminated only by an instrument in writing executed by both parties hereto.

20.    Binding on Successors and Assigns. This Contract is binding on the Company and its successors and assigns.

Contractor

/s/ Larry F. Altenbaumer	January 27, 2004
Larry F. Altenbaumer

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Illinois Power Company

/s/ Bruce A. Williamson	January ____, 2004
By: Bruce A. Williamson

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